Exhibit 10.18

Employment Agreement

Bay Cities Bank (“Employer”) desires to employ Patrick J. Murrin (“Employee”), Employee desires to be employed with Employer and each party desires to reduce their agreement to writing. This Agreement for employment is therefore entered into between Employee and Employer on this 19th day of July, 2004.

In return for the mutual promises set forth herein, Employer and Employee mutually agree as follows:

1. Compensation. Employer employs Employee in the position of Senior Vice President/Chief Risk Manager effective May 24, 2004 at the initial rate of compensation of $95,000 per annum (“base compensation”). Effective January 1, 2005, the base compensation will increase to $100,000. Future changes to the rate of compensation may only be by mutual written consent of Employer and Employee.

2. Duration of and Devotion to Employment. This Employment Agreement is for an indefinite term. Employee agrees to devote [his/her] full time and best effort to the successful functioning of Employer and agrees that he will faithfully and industriously perform all the duties pertaining to his office and position as Senior Vice President/Chief Risk Manager, including, but not limited to, all aspects of credit administration and such additional duties as may be assigned to him, from time to time, by the President & CEO, Chairman of the Board, or Board of Directors, or their designee, to the best of his ability, experience and talent and in a manner satisfactory to Employer. Further, Employee agrees to subject himself at all times during the period of service to the direction and control of Employer and its agents in respect to the work to be done.

3. Possible Benefits on Change of Control. In the event Employee is involuntarily terminated within 12 months following and as a result of a “change of control” as defined in paragraph 4 below, then Employee shall receive (i) for a period of six (6) months subsequent to the date of termination, continued payments of base compensation plus an amount equal to the cost that Employee would be required to pay under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) to maintain self-only coverage under Employer’s group health plan for such period, which payments shall be subject to all applicable withholding and made in accordance with the regular payroll schedule of Employer, and (ii) any Severance Payment to which Employee is entitled under the terms of Employer’s Executive Severance Plan. Any and all payments under this paragraph 3 are conditioned upon the execution of a full and complete release (in a form satisfactory to Employer) of any and all claims that Employee may have against Employer, its officers, directors, shareholders, agents and employees.

4. Change of Control. For purposes of this Employment Agreement, “change of control” shall be defined as the transfer (by merger, purchase, issuance of new shares or otherwise), within a one hundred and eighty (180) day period of more than 75% of the outstanding shares of common stock of Florida Business BancGroup, Inc. or Employer to a

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person or persons not controlled, directly or indirectly, by the non-transferring shareholders of Employer. For the purpose of this paragraph, “person” shall be defined to include any entity, including corporations, partnerships, limited liability companies, limited partnerships and limited liability partnerships. For purposes of this paragraph, the “non-transferring” shareholders of Employer shall be deemed to “directly or indirectly control” a person if such person shall be obligated to vote his/her/its shares at the collective direction of the non-transferring shareholders.

5. Employee Duties. As part of the consideration for this Employment Agreement, Employee agrees to comply with, and abide by, such rules and directives of Employer as may be established from time to time, and recognizes the right of Employer, in its sole discretion, to change, modify or adopt new policies and practices affecting the employment relationship, not inconsistent with this Employment Agreement.

6. Required Provisions by Regulation. Employer and Employee acknowledge that the laws and regulations governing the parties require that certain provisions be provided in each employment agreement with officers and employees of the Bank. The parties agree to be bound by the following provisions:

a. Suspension/Temporary Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 655.037, Florida Statutes, or under Section 8(e) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818[e][3] and [g][1], the Employer’s obligations under this Employment Agreement shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the charges and the notice are dismissed, the Employer may, in its discretion:

(1) pay Employee all or part of [his/her] compensation withheld while the obligations under this Employment Agreement were suspended; and

(2) reinstate (in whole or in part) any of Employer’s obligations which were suspended.

b. Permanent Prohibition. If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under Section 655.037, Florida Statutes, or Section 8(e) or (g) (1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818[e][4] or [g][1]), all of Employer’s obligations under this Employment Agreement shall terminate as of the effective date of the order, but Employee’s vested rights, if any, under the 2000 Key Employee Stock Option Plan and the Bay Cities Bank 401K Plan shall not be affected.

c. Default Under FDIA. If Employer is in default (as defined in Section 3[x][1] of the Federal Deposit Insurance Act), all obligations under this Employment Agreement shall terminate as of the date of the default, but this subsection of this Employment Agreement shall not affect Employee’s vested rights, if any under the 2000 Key Employee Stock Option Plan and the Bay Cities Bank 401K Plan.

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d. Regulatory Termination. All obligations under this Employment Agreement shall be terminated, except to the extent that a determination has been made that continuation of this Employment Agreement is necessary for the continued operation of Employer:

(1) by the Director or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or

(2) by the Department or the Director or his/her designee, at the time the Department or the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Director to be in an unsafe or unsound condition.

Any of Employee’s rights that have already vested under the 2000 Key Employee Stock Option Plan and the Bay Cities Bank 401K Plan, however, shall not be affected by such action. For purposes of this subsection 14(d) of the Employment Agreement, the term “Director” shall mean the Director of the FDIC.

7. Disputes. Employee and Employer and their representatives, successors and assigns mutually agree that in the event of an alleged breach of this Agreement, or any other complaint, grievance, charge, or alleged unfair, improper, discriminatory, or illegal action by Employer, including, but not limited to allegations of discrimination, harassment, including sexual harassment, retaliation of any kind, including workers compensation retaliation, defamation, violation of public policy or any law, etc., the parties mutually desire for such alleged breach or complaint to be resolved amicably, if possible, and without the need for recourse to expensive, time-consuming public litigation. Based upon this mutual desire, the parties have provided for the exclusive final and binding arbitration procedure provided herein and all such matters shall be resolved as provided in this paragraph 7. Such arbitration shall be the exclusive remedy for any claimed breach of this Agreement or any matter relating to their employment relationship, and the parties specifically waive their rights to enforce this Agreement or any other claim arising in connection with the employment relationship and termination of the employment relationship in any other forum through any administrative or civil action, whether for equitable, legal or other relief. The parties each agree to waive his or its right to a trial by jury and further agree that no demand, request or motion will be made for a trial by jury. The parties hereto acknowledge that failure to comply with this provision shall entitle the non-breaching party not only to damages, but to injunctive relief to enjoin the actions of the breaching party, as well as attorneys fees and costs. It is agreed that this provision does not preclude Employee from filing a complaint or charge with any federal or state agency.

a. Hold Harmless. Employer and Employee are desirous of fulfilling all obligations under this Agreement, and desirous of fully complying with any and all laws, statutes, regulations and judicial decisions regulating the employment relationship. The

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parties therefore agree that any alleged unfair, improper or illegal action by Employer can and should be resolved quickly, with a minimum of outside interference by third parties, through the Arbitration Procedure set forth herein, as it may be amended in writing from time to time, which establishes the exclusive procedure for resolution of such matters. Employee and Employer agree to use the Arbitration Procedure for all claims as provided herein and hereby waive any and all claims not raised through this procedure. Employee and Employer further agree to hold each other and the arbitrator harmless for any loss, cost or expense, including reasonable attorney’s fees, which the other might become obligated to pay because of a failure of the other to utilize the exclusive Arbitration Procedure provided herein for the resolution of all matters as provided for herein. Employee and Employer further agree to hold the arbitrator harmless for any loss, cost or expense, including reasonable attorney’s fees, as a result of the utilization of this exclusive arbitration procedure.

b. Arbitration Procedure

(1) The parties mutually agree that in the event of any claimed breach of this Agreement, or other claim or cause of action by either party, which is not informally resolved between themselves, the party making the claim shall have the obligation to submit such claim to final and binding arbitration, in accordance with the Rules of the American Arbitration Association, and notice of such submission shall be given to the other party, by certified mail, return receipt requested, no later than ten (10) calendar days following the date that one party notifies the other that informal efforts have failed. Such arbitration shall be the exclusive means for remedying any alleged claims under this Agreement. Notice of submission of any issue to arbitration shall be given no later than three hundred and sixty-five (365) calendar days following the date the submitting party became aware of the conduct constituting the alleged claims. It is agreed that failure to do so shall result in the irrevocable waiver of the alleged claims.

(2) The parties have mutually agreed upon a permanent panel of arbitrators, consisting of the following individuals:

Walter E. Aye

Charles H. Frost

Cary R. Singletary

Upon notice of submission to arbitration, the party seeking relief shall strike one name from the above panel. The second party shall then strike a second name. The third individual shall be asked to serve as impartial arbitrator. Failure by either party to strike an arbitrator within five (5) working days following notice shall be deemed an acceptance of the remaining arbitrators and the other party shall select an arbitrator of his/her/its choice and ask the arbitrator to serve as impartial arbitrator. In the event the arbitrator initially selected is unable to serve, then in reverse alphabetical order, starting with the first letter in the alphabet, the

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remaining arbitrators on the panel may be designated to serve. In the event that no panelist is able or willing to serve, either party may request a panel of arbitrators from the American Arbitration Association and an arbitrator shall be selected in accordance with its rules. The costs of arbitration, including the cost of a court reporter and transcript, if one is ordered, shall be borne equally by the parties unless the arbitrator, in his or her discretion, provides for a different allocation of the costs of arbitration.

(3) Any decision or award of the arbitrator shall be strictly limited to the interpretation of the specific terms of this Agreement, and to a determination of (1) whether the issue is arbitrable, (2) whether there was a violation of a specific right recognized in this Agreement as alleged in the written claim, and (3) whether there was a violation of any constitution, statute, order, ordinance, rule or regulation recognized as being covered by this Agreement and what remedy, if any, there should be. The arbitrator shall not explicitly or implicitly modify, change, add to or delete any of the terms and conditions of this Agreement, nor substitute his judgment for that of the parties hereto. The arbitrator is free to make any award and grant any remedy that a court or administrative agency could grant or award for any breach of contract or any claim or cause of action recognized under this Agreement. The arbitral proceedings shall be fair and regular. Employer and Employee agree to be bound by the arbitral decision. The decision of the arbitrator must be consistent with the purposes and policies of any law upon which a claim presented to arbitration is based. The arbitrator’s decision shall be final and binding upon both parties and enforceable in the United States District Court for the Middle District of Florida under the Federal Arbitration Act or the Circuit Court in and for the Thirteenth Judicial Circuit of Florida under the Florida Arbitration Code.

c. Timeliness. The parties hereto acknowledge the importance of the time limitations expressed herein, and no complaint shall be considered or deemed to exist that is not both timely filed and timely submitted to arbitration. The willingness of a party to submit an issue on the merits to an arbitrator shall not be interpreted as a waiver of any issue as to arbitrability.

8. Compliance with Federal and State Laws. Employee agrees that he shall comply with all requirements of applicable federal and state banking and civil rights laws, including, but not limited to, those arising under Chapter 655, Fla. Stats., the Federal Deposit and Insurance Act, the Civil Rights Acts of 1866, 1871, 1964 and 1991, as amended, the Florida Civil Rights Act, the Americans with Disabilities Act, as amended, Equal Pay Act of 1963, as amended, the various whistle blower laws, Section 440.205, Fla. Stats., and the Age Discrimination in Employment Act of 1967, as amended. Employee agrees that [he/she] will not engage in any sort of harassment during the course of Employee’s employment with Employer, including, but not limited to sexual harassment. By Employee’s signature below, Employee hereby affirms that [he/she] has received an explanation of Employer’s anti-discrimination and anti-harassment policies as set forth in the current Employee Handbook and the Employer’s

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policies. Employee further affirms that [he/she] understands the Employer’s policies and the procedure whereby employees can complain of discriminatory or harassing behavior, and obtain redress for their complaints. Employee agrees that he will follow such policies and procedures, as they may be amended from time to time, and report to the persons charged with receiving such reports or complaints any instance of discriminatory or harassing behavior in or relating to the workplace, whether that behavior is directed at Employee or at another person, as explained in more detail in Employer’s policies against discrimination and harassment, as they may be amended from time to time. Employee will not retaliate against any employee for making an internal or external complaint about any conduct he believes is in violation of the Employer’s policies and procedures or the law.

9. Release of Existing Claims. Employee represents that he has no claims, charges, or causes of action presently accrued or pending against Employer and if any such claims or causes of action exist, Employee, in consideration of his employment, hereby releases Employer, its employees, agents, successors and assigns, from any and all such claims.

10. Duty to Furnish References. Employer agrees that, upon termination of the employment contemplated by this Agreement, it will furnish references to third parties, including prospective employers, regarding Employee, including but not limited to dates of employment and positions held. In consideration of Employer’s agreement to furnish such references, Employee releases Employer from any and all claims and causes of action, including but not limited to any claim for defamation and agrees to hold Employer harmless for any claims made by himself or others in relation thereto.

11. Non-Assignability. This Agreement shall not be assignable by either party; provided, however, that upon any sale of this business by Employer, Employer may assign this Agreement to its successor but Employee may terminate employment under this Agreement.

12. Non-Coercion. Employee represents and agrees that he has not been pressured, misled, or induced to enter into this Agreement based upon any representation by Employer or its agents not contained herein. Employee represents that he has entered into this Agreement voluntarily, and after having the opportunity to consult with representatives of his own choosing and that his agreement is freely given.

13. Severability. The provisions of paragraph 6 of this Agreement constitute independent and separable covenants which shall survive termination of employment or expiration of this Agreement. Any paragraph, phrase or other provision of this Agreement that is determined by a court of competent jurisdiction to be so unconscionable as to be unenforceable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unconscionable or in conflict with or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions.

14. Entire Agreement. This Agreement has been subject to substantial negotiations between the parties and thus represents the joint product of those negotiations between the parties

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and supersedes all previous understandings or agreements, whether written or oral. Furthermore, this Agreement represents the entire agreement between the parties and shall not be subject to modification or amendment by an oral representation, or any other written statement by either party, except for a dated written amendment to this Agreement signed by the Employee and the President & CEO.

15. Duplicate Originals. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

16. Venue. The parties hereto acknowledge that this Agreement is enforceable in the state and federal courts of Florida. The parties hereby waive any pleas of jurisdiction or venue as not being a resident of Hillsborough County, Florida, and hereby specifically authorize any action brought upon the enforcement of this Agreement to be commenced or filed in Hillsborough County, Florida. Should enforcement of this Agreement become necessary, the prevailing party shall recover its attorney’s fees and costs incurred with regard to litigation involving any matters related to this Agreement.

Patrick J. Murrin	Gregory W. Bryant
President & CEO
Bay Cities Bank

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